Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

FIVE LONG ISLAND PROPERTIES, LLC,
a Delaware limited liability company,
as Seller

and

ISLANDIA NT-HCI, LLC,
a Delaware limited liability company,
as Purchaser

Dated as of July 7, 2014

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made as of this 7th day of July, 2014, between FIVE LONG ISLAND PROPERTIES, LLC, a Delaware limited liability company (“Seller”), and ISLANDIA NT-HCI, LLC, a Delaware limited liability company (“Purchaser”), effective on the date (“Effective Date”) a fully executed counterpart is received by the Escrow Company (defined below) as evidenced by Escrow Company’s signature and date below.

Seller owns those certain assisted living facilities known as (a) The Arbors at Westbury (located at 45 Jericho Turnpike in Jericho, Oyster Bay, Nassau County, New York), (b) The Arbors at Bohemia (located at 1065 Smithtown Avenue, Bohemia, Suffolk County, New York), (c) The Arbors at Islandia East & West (located at 1515 Veterans Memorial Highway, Islandia, Suffolk County, New York), and (d) The Arbors at Hauppauge (located at 1740 Express Drive South, Hauppauge, Suffolk County, New York) (each a “Facility”, and collectively, the “Facilities”).

W I T N E S S E T H:

1.    Purchase and Sale. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions herein contained, Seller hereby agrees to sell and convey, and Purchaser hereby agrees to purchase and pay for, all of Seller’s right, title and interest (if any) in and to the following:

(a)    those certain tracts of land (collectively, the “Land”) described on Exhibit A-1, Exhibit A-2, Exhibit A-3, and Exhibit A-4 attached hereto and incorporated herein by reference;

(b)    all buildings, together with all other improvements owned by Seller situated on the Land, and all fixtures and other property owned by Seller permanently affixed thereto (collectively, the “Improvements”);

(c)    all rights, privileges, easements and appurtenances to the Land and Improvements, if any, including without limitation, any right, title and interest of Seller (but without warranty whether statutory, express, or implied) in and to adjacent streets, alleys or rights-of-way, and all oil, gas and minerals as well as all water rights associated with the Land (the Land, the Improvements and any such rights, privileges, easements and appurtenances being collectively referred to as the “Real Property”);

(d)    any residency and/or resident occupancy agreements to the extent of Seller’s interest (if any);

(e)    any facility leases or commercial leases, if any, for any space situated on or in the Real Property or the Improvements or that otherwise give rights to possess any portion of the Real Property or the Improvements that are identified on Schedule 2 (collectively, the “Leases”);

(f)    [Intentionally Omitted]

(g)    fee simple or leasehold title to all furniture, fixtures, furnishings, equipment, computers, machinery, mechanical systems, security and alarm systems, nurse call systems, automobiles, vans, buses or other vehicles or equipment used in connection with the Real Property (collectively, the “FF&E”) and all other tangible personal property located at or used in connection with the operation of each Facility, including, without limitation, all supplies, inventory, consumables, perishable and non-perishable food products, and other similar property used in the operation of the applicable Facility (collectively, the “Inventory”); provided, however, that FF&E and Inventory shall exclude items owned by tenants, residents and vendors (including, without limitation, those items owned by the Licensed Operator);

(h)    to the extent Seller’s interest is assignable without violating any and all applicable laws, rules, regulations, statutes, ordinances, requirements, conditions, judgments, directives, decrees, guidance, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, “Applicable Laws”) all licenses, permits, approvals and other intangible property now or hereafter owned or held by Seller and used in connection with the Land, the Improvements and the Personal Property (as defined below);

(i)    except for Seller’s records, files and materials which are confidential or proprietary to Seller or for which any transfer is restricted by Applicable Law (all of which may be retained by Seller), all books, records and documents in Seller’s possession (whether maintained by Seller or Arcadia Management, Inc. (the “Licensed Operator”)) related to the operations conducted at the Real Property, including, without limitation, financial and accounting records, contacts, customer lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials, all policy and procedure manuals, sales leads and referral information, resident records, all leads regarding prospective residents, all blueprints, construction and architects’ plans and drawings, and all engineering data and reports (whether on computers at the Real Property or otherwise) (provided that Purchaser shall grant Seller access to and copies of such records and files for such period as Purchaser retains the same pursuant to its document retention policy, but no less than as required by the applicable statute of limitations);

(j)    all non-exclusive trademarks, trade names or symbols (if any) under which the Real Property or the Improvements (or any part thereof) is operated including without limitation the name “The Arbors” (collectively, the “Trade Names”), together with and all service and maintenance contracts, warranties, guaranties, development rights, business licenses excluding, however, the healthcare operating licenses and other licenses to be retained by Licensed Operator) and bonds (but only to the extent that the foregoing are assignable by Seller without any necessary third party consent, or to the extent that all third party consents to such assignments have been obtained, provided that Seller is not obligated to obtain such third party consents), together with all logos used in connection with advertising and promotion of the Facilities (collectively, the “Intangible Property”);

(k)    all security deposits under the Leases, if any; and

(l)    all other items of tangible personal property, in each case to the extent owned by Seller and now located on or within the Real Property and the Facilities and used in connection with the leasing, use, operation or maintenance of the Real Property or the Facilities (and together with the FF&E, the Inventory, and the items described in clauses (h), (i), and (j) above, collectively, the “Personal Property”).

Any and all of Seller’s right, title and interest (if any) in and to all of the items described in clauses (a) through (l) are collectively referred to as the “Property” or the “Properties”.

2.    Purchase Price. The total purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Properties shall be ONE HUNDRED TWENTY FIVE MILLION AND NO/100 DOLLARS ($125,000,000.00). The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing (defined below).

3.    Earnest Money and Fee.

(a)    Deposit and Payment.

(i)    Contemporaneously with the delivery of an executed counterpart of this Agreement in escrow, Purchaser shall (A) deposit with Commonwealth Land Title Insurance Company, 4100 Newport Place Drive, Suite 120, Newport Beach, California 92660, Attention: Joy Eaton (“Escrow Company”) the amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) in cash (the “Initial Earnest Money”), and (B) pay to Seller in cash a fee (the “Fee”) of ONE HUNDRED AND N0/100 DOLLARS ($100.00) for Purchaser's option rights in this Agreement.

(ii)    Upon the end of the Inspection Period, Purchaser shall deposit with the Escrow Company the amount of ONE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,250,000.00) in cash (the “Additional Earnest Money”) unless Purchaser terminates this Agreement prior to expiration of the Inspection Period pursuant to Section 13 below. The Additional Earnest Money, together with the Initial Earnest Money, is collectively referred to as the “Earnest Money”.

(iii)    By its execution of this Agreement, Escrow Company acknowledges and agrees that (A) the Earnest Money and a copy of this Agreement have been received by the Escrow Company, and (B) Escrow Company shall hold the Earnest Money pursuant to the terms of this Agreement, and (C) Escrow Company shall promptly place the Earnest Money in an interest bearing account in an institution approved by Seller and Purchaser.

The interest thus derived shall become part of the Earnest Money and shall be paid to the party entitled to the Earnest Money in accordance with the terms of this Agreement.

If Purchaser fails to deposit the Earnest Money in cash with the Escrow Company as and when required under this Section 3(a), Seller may terminate this Agreement.

For purposes of this Section 3(a), “cash” means the wire transfer of immediately available funds.

(b)    Application of Fee. The Fee is not Earnest Money and is not refundable to Purchaser under any circumstances. If the sale is consummated in accordance with this Agreement, the Fee shall be applied to the Purchase Price at Closing.

(c)    Application of Earnest Money. The Earnest Money is nonrefundable after the Inspection Period expires, except that the Earnest Money is refundable to Purchaser (i) as set forth in Section 21 below and (ii) if Purchaser terminates this Agreement in accordance with Purchaser’s right to do so hereunder, but only upon satisfaction of the conditions set forth in Section 38. If the sale is consummated in accordance with this Agreement, the Earnest Money will be credited to the Purchase Price at Closing. In the event of default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided in Section 21 below.

4.    Representations of Seller. Seller represents and warrants to Purchaser that:

(a)    (i) Seller is duly organized and legally existing under the laws of the State of Delaware, (ii) the execution and delivery by Seller of, and Seller's performance under, this Agreement are within Seller's powers and have been duly authorized by all requisite corporate action, and (iii) the person executing this Agreement on behalf of Seller has the authority to do so.

(b)    Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986 (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(c)    This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to laws applicable generally to creditor's rights. Performance of this Agreement will not result in any breach of, or constitute a default under, any agreement or other instrument to which Seller is a party or by which Seller might be bound.

(d)    To Seller’s knowledge, except as disclosed on Schedule 5 attached hereto and except for slip and fall and similar claims or matters covered by Seller’s commercial liability insurance policy, Seller has not received written notice of any litigation that has been filed against Seller that arises out of the ownership of the Facilities and would materially affect the Facilities or use thereof, or Seller’s ability to perform hereunder.

(e)    To Seller’s knowledge, except as disclosed on Schedule 5 attached hereto, and except as disclosed in the Property Information, Seller has not received written notice from any governmental agency in the last twelve (12) months of any currently pending condemnation proceedings or threatened rezoning proceedings relating to any of the Properties.

(f)    To Seller’s knowledge, except as disclosed on Schedule 5 attached hereto, and except as disclosed in the Property Information, Seller has received no written notice from (i) any governmental agency in the last twelve (12) months that the Properties or their current use and operation thereof violate any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation (including those relating to environmental matters), except with respect to such violations as have been fully cured prior to the date hereof, and (ii) the Licensed Operator that the Licensed Operator has received a written notice from any governmental agency in the last twelve (12) months that the Properties or the current use and operation thereof violate any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation (including those relating to environmental matters), except with respect to such violations as have been fully cured prior to the date hereof.

(g)    The rent roll analysis attached hereto as Schedule 1 was prepared by the Licensed Operator and is used by Seller in the ordinary course of business.

(h)    Seller does not have any employees.

(i)    Seller has not either filed or, to Seller’s knowledge, been notified in writing of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

As used in this Section 4, the term “to Seller's knowledge” shall mean the actual (not constructive or imputed) knowledge of the Responsible Employee, and not to any other parties, it being understood and acknowledged that (A) such Responsible Employee, in many instances, is not involved in the day-to-day operations of the Properties and in many instances was not involved in the negotiation or execution of the Leases, management contracts, service contracts, etc., in question and (B) such Responsible Employee is not charged with knowledge of all of the acts and/or omissions of the predecessors in title to the Properties or with knowledge of all of the acts and/or omissions of Seller's agents or employees, including, without limitation, the Licensed Operator, and (C) “Seller’s knowledge” shall not apply to or be construed to apply to information or material which may be in the possession of Seller generally or incidentally, but which is not actually known to the Responsible Employee. The “Responsible Employee” is defined to mean only Dan Brown (and Seller represents that Dan Brown is the individual with primary responsibility for the sale of the Properties.

If Purchaser has knowledge that such representations are not true and correct as of Closing, Purchaser shall, at its option, either waive such misrepresentations and close this transaction, or terminate this Agreement by written notice thereof to Seller, in which latter event the parties shall have no further rights or obligations hereunder (other than the obligations that survive the termination of this Agreement, including, without limitation, the indemnity and confidentiality obligations set forth in Section 13 and Section 37, respectively), except that the Earnest Money shall be paid to Purchaser upon satisfaction of the conditions set forth in Section 38. If Purchaser has no knowledge that such representations are not true and correct as of the Closing, closes this transaction, and subsequently learns that any such representation is not true or correct as of the Closing Date, any legal action by Purchaser against Seller must be commenced within the time period set forth in Section 25 hereof.

5.    Representations of Purchaser. Purchaser represents to Seller that:

(a)    The execution and delivery by Purchaser of, and Purchaser's performance under, this Agreement are within Purchaser's powers and have been duly authorized by all requisite parties, and the person executing this Agreement on behalf of Purchaser has the authority to do so.

(b)    This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to laws applicable generally to creditor’s rights.

(c)    Performance of this Agreement will not result in any breach of, or constitute a default under, any agreement or other instrument to which Purchaser is a party or by which Purchaser might be bound.

(d)    Purchaser is represented by legal counsel in the transaction relating to this Agreement, and Purchaser has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of this transaction.

(e)    None of Purchaser or any of its respective constituents, affiliates, officers, directors or any individual who has the authority to execute or authorize, or who has been authorized to execute, and/or whose consent is required for the execution of this Agreement on behalf of Purchaser is in violation of any laws relating to terrorism or money laundering, including without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (as the same has been, or may hereafter be, renewed, extended, amended or replaced, the “Executive Order”) and the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56, as the same has been, or may hereafter be, renewed, extended, amended or replaced, the “Patriot Act”). As used herein, “Anti‑Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including the Executive Order, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be renewed, extended, amended, or replaced)..

None of Purchaser or any of its respective constituents, affiliates, officers, directors or any individual who has the authority to execute or authorize, or who has been authorized to execute, and/or whose consent is required for the execution of this Agreement on behalf of Purchaser is a “Prohibited Person,” which is defined as follows:

(i)    a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a person or entity with whom any bank, insurance company or other institutional lender is prohibited from dealing or otherwise engaging in any business under any Anti‑Terrorism Law;
(iv)    a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)    a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official Website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement Website or other replacement official publication of such list; and
(vi)    a person or entity who is affiliated with a person or entity listed above.
If such representations are not true and correct as of Closing, Seller may, at its option, either waive such misrepresentations and close this transaction, or terminate this Agreement by written notice thereof to Purchaser, in which latter event the parties shall have no further rights or obligations hereunder except that the Earnest Money shall be paid to Seller. The term “Purchaser” used in this Section shall include any permitted assignee of Purchaser's interest under this Agreement.

6.    Survey. Purchaser, at its option and its sole cost and expense, may obtain updated or new surveys prepared by a licensed professional engineer or surveyor (the “Surveys”). If Purchaser elects to obtain such Surveys, Purchaser shall obtain and deliver such Surveys to Seller within two (2) business days after receipt of the Surveys, and such Surveys shall be certified to Purchaser and Purchaser’s lender, if any. The Surveys shall comply with the requirements of an ALTA/ACSM Land Title Survey.

If the Surveys show any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting any Property (other than the Permitted Exceptions, as hereinafter defined) that is unacceptable to Purchaser, Purchaser shall notify Seller in writing of such fact and the reasons therefor (“Purchaser's Survey Objections”) within the earlier of

(a) five (5) days after receipt of the Surveys, the Title Commitment (defined below) and copies of all documents referred to as exceptions therein (the “Exception Documents”) as provided in Section 7, and a zoning report prepared by a reputable zoning company (such as the Planning and Zoning Resource Corp.) (the “Zoning Report”), and (b) two (2) days prior to the expiration of the Inspection Period. Upon expiration of such period, Purchaser shall be deemed to have accepted the form and substance of the Surveys and the Zoning Report and all matters shown thereon and/or reflected thereon and such matters shall be included in the term “Permitted Exceptions”, except, however, those survey matters to which Purchaser has timely objected in accordance with the preceding sentence.

Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of Purchaser's Survey Objections. If Seller is unwilling to eliminate or modify the Purchaser's Survey Objections to the reasonable satisfaction of Purchaser, Purchaser shall (as its sole and exclusive remedy) elect to either (i) terminate this Agreement by notice in writing to Seller by the earlier to occur of (A) the expiration of the Inspection Period, or (B) two (2) days following notice from Seller that it is unwilling to eliminate or modify Purchaser's Survey Objections, or (ii) accept the form and substance of the Surveys and all matters shown thereon without any reduction in the Purchase Price, in which event such uncured Purchaser's Survey Objections shall be included in the term “Permitted Exceptions”.

If Purchaser does not terminate this Agreement in writing within the period described in the immediately preceding sentence, Purchaser shall be deemed to have accepted in form and substance of the Surveys and all matters shown thereon and such matters shall be included in the term “Permitted Exceptions” as used herein. In the event of a termination pursuant to this section, the parties shall have no further rights or obligations hereunder (except for the indemnity and confidentiality obligations set forth in Section 13 and Section 37, respectively) and the Earnest Money shall be returned to Purchaser upon satisfaction of the conditions set forth in Section 38.

7.    Owner's Title Policy Commitment.

(a)    Title Commitment. Seller, at Seller's sole expense, shall furnish to Purchaser as soon as reasonably possible after the Effective Date a title commitment (the “Title Commitment”) issued by Commonwealth Land Title Insurance Company, 888 South Figueroa Street, Suite 2100, Los Angeles, California 90017, Attention: Amy Musselman (“Title Company” or “Seller’s Title Contact”), showing the status of title to the Properties according to the Title Company for the issuance of the owner's title policy to Purchaser called for under Section 8(c) of this Agreement. The Title Company shall also deliver to Purchaser copies of all documents referred to as exceptions in the Title Commitment. At Purchaser’s option, Purchaser may coordinate all title matters directly with Peter Doyle of Commonwealth Land Title Insurance Company, whose address is 140 East 45th Street, 22nd Floor, New York, NY 10017 (“Buyer’s Title Contact”); provided, however, that Seller’s Title Contact shall be the only one issuing the Title Commitment and the Title Policy and Seller's Title Contact shall do all underwriting with respect to the Title Policy.

(b)    Title Objections. If any exceptions appear in the Title Commitment, other than the Permitted Exceptions and the standard printed exceptions set forth in the standard New York form of commitment for title insurance (but excluding any standard printed exceptions that Title Company has agreed will not appear as exceptions on the final title policy conditioned solely upon Seller’s delivery of those documents it is obligated to deliver pursuant to the terms of this Agreement), that affect the Properties and that are unacceptable to Purchaser, Purchaser shall, within the earlier of (x) five (5) days after receipt of the Title Commitment, the Exception Documents, the Surveys and Zoning Report, and (y) two (2) days prior to the expiration of the Inspection Period, notify Seller in writing of such fact and the reasons therefor (“Purchaser's Title Objections”). Upon expiration of the time period set forth in the immediately preceding sentence, Purchaser shall be deemed to have accepted all exceptions to title and all other matters shown on the Title Commitment and such exceptions shall be included in the term “Permitted Exceptions” as used herein, except, however, those title matters to which Purchaser has timely objected, in accordance with the preceding sentence.

(c)    No Seller Obligation to Cure. Except as set forth in Section 7(d) below, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify Purchaser's Title Objections.

If Seller is unable or unwilling to eliminate or modify Purchaser's Title Objections to the reasonable satisfaction of Purchaser, Purchaser shall (as its sole and exclusive remedy) (a) terminate this Agreement by notice in writing to Seller by the earlier to occur of (i) expiration of the Inspection Period or (ii) two (2) days following notice from Seller that it is unwilling or unable to eliminate or modify Purchaser's Title Objections or (b) accept such title as Seller can deliver without any reduction in the Purchase Price, in which event such uncured Purchaser's Title Objections shall be included in the term “Permitted Exceptions”.

If Purchaser does not elect to terminate within the period described in the immediately preceding sentence, Purchaser shall be deemed to have accepted all exceptions to title and all other matters shown on the Title Commitment and such exceptions shall be included in the term “Permitted Exceptions”. In the event of termination pursuant to this Section, the parties shall have no further rights or obligations hereunder (except for the indemnity and confidentiality obligations set forth in Section 13 and Section 37, respectively) and the Earnest Money shall be returned to Purchaser upon satisfaction of the conditions set forth in Section 38.

If any update of the Title Commitment prior to the Closing Date discloses new title matters recorded against the Property that are not Permitted Exceptions and are not acceptable to Purchaser in Purchaser’s sole and absolute discretion, then Purchaser shall give Seller notice thereof (“Purchaser New Matter Title Objection”) no later than two (2) business days after the date on which Purchaser becomes aware of such new title matter. Seller shall have the earlier of three (3) business days following the receipt of any such Purchaser’s New Matter Title Objection (“Seller’s New Matter Election Period”) or the Closing Date in which to give Purchaser notice (“Seller’s New Matter Title Notice”) that Seller will either (a) cause such new exception, matter or condition to be deleted as an exception from the Title Commitment and Purchaser’s Title Policy or (b) refuse to cause such new exception, matter or condition to be deleted as an exception from the Title Commitment and Purchaser’s Title Policy, provided that Seller shall be required to cause such new exception, matter or condition to be deleted as an exception from the Title Commitment and Purchaser’s Title Policy to the extent required by Section 7(d) below (and in the event Seller fails to deliver such Seller’s New Matter Title Notice within such three (3) business day (or earlier) period, Seller shall be deemed to have elected under clause (b)). With respect to any such Seller’s New Matter Title Notice, (i) if Seller gives notice that it will cause any or all of the new exceptions, matters or conditions referenced in such notice to be deleted from the Title Commitment and Purchaser’s Title Policy, then, as a condition to Closing, Seller shall cause the Title Company to delete all such new exceptions, matters or conditions from the Title Commitment and Purchaser’s Title Policy, and (ii) if Seller gives (or is deemed to have given) notice that it will not cause any or all of the new exceptions, matters or conditions to be deleted from the Title Commitment, then Purchaser will thereafter have the right, as its sole remedy, upon written notice to Seller no later than two (2) business days following the expiration of the Seller’s New Matter Election Period (or at least two (2) business days prior to the Closing Date, as applicable), to either (x) terminate this Agreement as a result of any such new exceptions, matters or conditions (in which event the Earnest Money shall be returned to Purchaser, and upon such return neither party shall have any further obligation under this Agreement, except for those provisions of this Agreement which expressly survive the termination of this Agreement) or (y) waive the right to terminate this Agreement on account such new exceptions, matters or conditions and proceed to Closing without abatement of the Purchase Price (in which event, for purposes hereof, any such waived new exceptions, matters or conditions previously objected to by Purchaser shall become Permitted Exceptions). Seller acknowledges that Purchaser shall have the right to elect under either of the foregoing clauses (x) or (y) in its sole and absolute discretion.
(d)    Permitted Exceptions. The term “Permitted Exceptions” as used herein includes: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant or other matter with respect to the Properties that is reflected or addressed on the Surveys or the Title

Commitment to which Purchaser fails to timely object pursuant to Sections 6 and 7 of this Agreement, (ii) any Purchaser's Survey Objections or Purchaser's Title Objections that Seller has not agreed to cure pursuant to the terms of Section 6 and Section 7 hereof and that remain uncured, for whatever reason, at the date of Closing hereunder, (iii) standard printed exceptions set forth in the standard New York form of commitment for title insurance except for the standard exceptions that may be removed by the delivery of the Owner’s Affidavit, survey, and closing deliverables set forth under this Agreement, (iv) zoning ordinances, (v) all non-delinquent property taxes and assessments, including special assessments and supplemental taxes, tax liens, tax sales, water rates, sewer rents and assessments, (vi) the Leases and any residency agreements with the residents of the Facilities (the “Residency Agreements”), (vii) any exception for liens for services, labor or materials heretofore or hereafter furnished to the Properties for which Purchaser is entitled to a credit at Closing pursuant to this Agreement, for which Purchaser is expressly responsible for payment under the terms of this Agreement and/or which arises from any services, labor or materials contracted for by a tenant under any Lease at any Property and with respect to which such tenant is responsible for payment under the terms of its Lease, (viii) all Violations (as hereinafter defined) and any conditions which could give rise to any Violations, (ix) the Licensed Operator Lease, (x) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Properties by Purchaser, and (xi) that certain unrecorded agreement dated November 1, 2001, by and between Motor Parkway Associates, LLC, a New York limited liability company, and The Islandia Community for Seniors Operating Company, LLC, a New York limited liability company, regarding the increase of sewage capacity for the Arbors at Islandia (collectively, the “Sewage Agreements”). For purposes of this Agreement, “Violations” shall mean, collectively, all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Properties wherever noted or issued. At Purchaser’s request, Seller shall cooperate (but at no cost, expense, liability or potential liability to Seller) with Purchaser to have (a) the Sewage Agreements released from the land records, and (b) its interests in any funds escrowed by The Islandia Company for Seniors Operating Company, LLC either (i) offered to the appropriate parties in exchange for the release of the Sewage Agreements from the land records, or (ii) transferred to Purchaser as of the Closing Date.

Notwithstanding anything stated to the contrary herein, Seller covenants and agrees to remove (or cause to be removed) from the Properties (which obligation shall be deemed satisfied if the same is insured over and the amount secured by any of the instruments referenced in clauses (a) and (b) below have been paid and the holders of the same are obligated to cause the same to be released from the Property) concurrently with the Close of Escrow (a) all deeds of trust, mortgages and/or other debt instruments to the extent executed by Seller or expressly assumed by Seller in writing, and (b) any other monetary liens which are of an ascertainable amount, and do not exceed $200,000.00 in the aggregate and are capable of being removed prior to the Closing Date upon the payment of no more than $200,000.00 in the aggregate. In addition, Seller covenants and agrees not to voluntary execute any other deeds of trusts, mortgages and/or other debt instruments encumbering the Property that will not be removed from the Property prior to the Close of Escrow.

8.    Conditions to Purchaser's Obligations. The following are conditions precedent to Purchaser's obligations hereunder:

(a)    All of Seller’s representations in Section 4 above shall be true at, and as of, Closing in all material respects unless otherwise disclosed in writing and approved by Purchaser.

(b)    Seller shall not, as of Closing, be in receivership or dissolution, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law, or any other similar law or statute of the United States or any state, and such petition shall not have been filed against Seller which has not been dismissed within sixty (60) days of such filing.

(c)    Title Company shall have issued and delivered to Purchaser, or shall have committed to issue and deliver to Purchaser, with respect to the Real Property, an Owner’s Policy of Title Insurance (2006 Form) (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deeds (as such term is defined in Section 20(a) hereof) for the Real Property, in the amount of the Purchase Price insuring Purchaser as owner of fee simple title to the Real Property, subject only to the Permitted Exceptions.

(d)    Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller prior to, or as of, the Closing.

(e)    The Village of Islandia shall have issued a conditional use permit (the “CUP”) with respect to the Arbors at Islandia facility in form and substance reasonably satisfactory to Purchaser. If the CUP has not been re-issued as of the Closing Date, Seller shall have the right, in its sole and absolute discretion, to extend the Closing Date by an additional thirty (30) days.

(f)    Licensed Operator has obtained any and all necessary approvals, if any, for the transfer of the Facilities (but specifically excluding the notice required to be given to the State Agency pursuant to Section 10(h) of this Agreement).

If any of the conditions precedent to the performance of Purchaser's obligations under this Agreement have not been satisfied, waived or deemed waived by Purchaser on or before the Closing Date, then Purchaser shall have the option, as its sole and exclusive remedy therefor, to either waive such conditions precedent and close this transaction, or by written notice delivered to Seller terminate this Agreement, in which latter event the parties shall have no further rights or obligations hereunder (other than the obligations that survive the termination of this Agreement, including, without limitation, the indemnity and confidentiality obligations set forth in Sections 13 and 37, respectively), except that the Earnest Money shall be returned to Purchaser upon satisfaction of the conditions set forth in Section 38.

9.    Conditions to Seller's Obligations. The following shall be conditions precedent to Seller's obligations hereunder:

(a)    All of the representations of Purchaser contained in Section 5 of this Agreement shall be true at, and as of, the Closing in all material respects unless otherwise disclosed in writing and approved by Seller.

(b)    Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Purchaser prior to, or as of, the Closing.

(c)    Purchaser shall not, as of the Closing, be in receivership or dissolution, or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law, or any other similar law or statute of the United States or any state, and such petition shall not have been filed against Purchaser which has not been dismissed within sixty (60) days of such filing.

(d)    Purchaser shall have executed the Purchaser's Certificate (the “Purchaser’s Certificate”) on Exhibit E attached hereto and made a part hereof.

(e)    Purchaser shall have provided evidence that Licensed Operator has obtained any and all necessary approvals for the transfer of the Facilities and/or provided any and all notices to the appropriate Governmental Authorities with respect to the transfer of the Facilities.

(f)    Seller and the Licensed Operator shall have terminated the Management Agreement, the Licensed Operator shall have released Seller in writing from any and all of its obligations under the Management Agreement, and the Licensed Operator shall have provided to Seller in writing, such assurances reasonably required by Seller with respect to any potential ongoing obligations relating to the continued operation of the Facilities, the form of which shall be provided to Purchaser within ten (10) business days following the date of this Agreement.

(g)    Seller shall have received a copy of the executed Memo of Licensed Operator Lease in substantially the same form of Exhibit N attached hereto.

(h)    Licensed Operator (and if not Licensed Operator, then Purchaser) shall have purchased and paid to Seller (in cash or current funds) the accounts receivable from Seller relating to all residency and/or occupancy agreements with residents at the Facilities for an amount equal to not less than $0.90 for every $1.00 in accounts receivable.

If any of the conditions precedent to the performance of Seller's obligations under this Agreement have not been satisfied or waived in writing by Seller on or before the Closing Date,

then Seller shall have the option, as its sole and exclusive remedy therefor, to either waive such conditions precedent in writing and close this transaction, or by written notice delivered to Purchaser terminate this Agreement, which in latter event the parties shall have no further rights or obligations hereunder except that the Earnest Money shall be paid to Seller. The term “Purchaser” used in this Section shall include any permitted assignee of Purchaser's interest under this Agreement.

10.    Covenants of Purchaser and Seller. Each party covenants and agrees with the other as follows:

(a)    Prior to the Closing, each will do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement.

(b)    During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the date of this Agreement.

(c)    Seller shall not (and shall not permit Licensed Operator to) enter into any contracts relating to the maintenance or operation of any Property that are not cancelable with no more than thirty (30) days prior written notice and without the payment of any termination fee or penalty, without Purchaser’s written consent, which shall not be unreasonably withheld or delayed, except that such limitation shall not apply to any such contracts entered into by Seller or Licensed Operator to the extent needed to satisfy any health or safety issues or to the extent needed to discharge Seller’s obligations under any of the Leases.

(d)    Seller shall not (and shall not permit Licensed Operator to) execute any new leases or residency agreements after the Effective Date (each a “New Lease”) or any other agreement for use of space in any Property, or the renewal, amendment, extension or expansion of any of the foregoing, except in the ordinary course of business consistent with current practices of Seller or Licensed Operator, or to which Purchaser consents.

In the event Seller asks for Purchaser’s consent (which consent shall not be unreasonably withheld or delayed), Purchaser shall advise Seller, in writing, whether or not it approves or rejects such proposed document within three (3) business days after receipt of the proposed document. If Purchaser fails to notify Seller within such time period, Purchaser shall be deemed to have rejected the proposed document.

If Purchaser reasonably rejects the proposed document for which Seller was seeking Purchaser’s consent, Seller nevertheless retains full right, power and authority to execute such proposed document, and Seller shall promptly advise Purchaser of the same; provided, however, that in such case Purchaser may elect to terminate this Agreement and receive a full refund of the Earnest Money within three (3) business days after receipt of Seller’s notice that Seller has executed the proposed document over Purchaser’s objection. If Purchaser fails to notify Seller within such time period, Purchaser shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 10.

(e)    Prior to the Closing Date, Seller will notify Purchaser in writing if Seller has actual knowledge that any event or omission has occurred that would change any of the Seller’s representations set forth in Section 4. Prior to the Closing Date, Purchaser will notify Seller in writing if Purchaser has actual knowledge that any event or omission has occurred that would change any of the Purchaser’s representations set forth in Section 5.

(f)    Purchaser will not inform (or permit Licensed Operator to inform) any employees (other than the Facility’s Executive Director and chief engineer after the Effective Date) of the contemplated or pending sale or marketing for sale of the Properties until the expiration of the Inspection Period (and will not inform or permit Licensed Operator to inform the residents until reasonably close to the Closing Date and as reasonably coordinated with Seller).

(g)    Prior to Closing, Seller shall bill, or use commercially reasonable efforts to cause the Licensed Operator to bill, the residents in the ordinary course of business. The parties acknowledge that generally, private pay residents are billed monthly in advance (except that certain items and adjustments in service fees may be billed in arrears) while Health Maintenance Organizations and any other private insurance are billed in arrears.

(h)    Third Party Approvals. Purchaser hereby agrees, at Purchaser’s sole cost and expense, to diligently and in good faith pursue or cause Licensed Operator to pursue all governmental and quasi-governmental waivers, consents, approvals and authorizations, if any, required to transfer to Purchaser the Facilities as currently operating, including the operation as assisted living facilities and dementia care units at some of the Facilities. Purchaser will cause Licensed Operator to file the required notice of the transfer of ownership of the Facilities with the applicable Governmental Authorities including the New York State Department of Health (the “State Agency”) at Closing, and at Closing will provide Seller with a copy of such filed notice.

Purchaser shall provide Seller with copies of all documents, applications, notices, reports or other materials filed or delivered by Purchaser to any Governmental Authority with respect to the transfer of the Facilities to Purchaser and any other waivers, consents, approvals, authorizations, or licenses required in connection with the transactions contemplated herein (the “Third Party Approvals”) sufficiently in advance so as to provide Seller the opportunity to review the same before submission; provided, however, Purchaser may redact any personal or confidential information contained therein.
Purchaser shall pay all fees and costs (including, without limitation, application, processing and review fees, assumption fees, issuance fees and Purchaser’s attorney’s fees and costs and Seller will be responsible for its own attorney’s fees and costs) charged or incurred in connection with obtaining (and applying for) the Third Party Approvals, as and when the same are due, whether or not the Third Party Approvals are obtained or Closing occurs.

Seller agrees to use commercially reasonable efforts to cooperate with Purchaser (at Purchaser’s cost and expense, and at no cost, expense, liability or potential liability to Seller) , in connection with Purchaser’s obligation to seek the Third Party Approvals, including, without limitation, (a) providing information and documentation to Purchaser on a timely basis to facilitate Purchaser’s preparation of licensing applications and submissions, and (b) submitting reasonable applications, if any, that Seller is obligated to submit to the State Agency or any other federal, state or local government body as part of Purchaser’s application for the Third Party Approvals (provided the same are requested and prepared by Purchaser, are reasonably acceptable to Seller and do not expose Seller to any cost, expense, liability or potential liability). Purchaser shall provide Seller with all documents, applications, notices, reports or other materials that Purchaser requests Seller to file or deliver to any governmental or quasi-governmental agency with respect to Purchaser obtaining the Third Party Approvals sufficiently in advance so as to provide Seller the opportunity to review the same and submit the same if approved by Seller. The provisions of this Section shall survive Closing.

(i)    Prior to Closing, Seller shall use commercially reasonable efforts (at no cost, expense, liability, or potential liability to Seller, except for the cost and expense of Seller’s attorneys and/or filing applications with the Village of Islandia) to obtain the CUP.

(j)    Prior to Closing, Seller shall use commercially reasonable efforts (at no cost, expense, liability, or potential liability to Seller, except for the cost and expense of Seller’s attorneys and/or filing applications with the Town of Oyster Bay) to obtain a new certificate of occupancy for Arbors at Westbury reflecting a total of 105 units; receipt of the new certificate of occupancy shall not be a condition to Closing.

(k)    Prior to the expiration of the Inspection Period, Purchaser shall cause the Licensed Operator Lease to be executed by Purchaser and the Licensed Operator. If the Licensed Operator Lease has not been fully executed by the expiration of the Inspection Period, Seller may, at its option, terminate this Agreement by written notice thereof to Purchaser, in which event the parties shall have no further rights or obligations hereunder except that the Earnest Money shall be paid to Seller.

(l)    Employees.

(i)    Compensation.  Seller shall be responsible for, and shall cause the Operator to make payment on or before the Closing Date of any compensation and/or benefits to or respecting employees of the Facilities employed by Operator (the “Employees”) earned or accrued through the Closing Date, including payment of all Employees’ wages, bonuses, commissions, and other forms of compensation or benefits earned or accrued by Employees as of the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits (collectively, “Employee Compensation”).  Notwithstanding the foregoing, at Seller’s election, in lieu of payment by Seller at Closing, Purchaser shall receive a credit for any portion of Employee Compensation that is earned or accrued as of the Closing Date to the Employees who are rehired by Purchaser or its operator, in which event, at Closing, Purchaser shall assume Seller’s obligation with respect to such Employee Compensation.

(ii)    WARN Act.  Purchaser or its incoming operator or their affiliates, shall offer employment to all of the Employees on such terms and conditions so that Seller and Operator are not required to provide notice of a “plant  closing” or “mass layoff” to any person or entity under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any other similar federal, state or local law or regulation  (the “WARN Act”) as a result of the termination of employment of the Employees by Operator as of the Closing, and Purchaser agrees not to terminate or permit its incoming operator to terminate any such hired Employees for a period of ninety (90) calendar days after Closing in such manner, or to take any other action, which will cause the application of the WARN Act.  If Purchaser or its incoming operator fails to extend employment offers to, or continue employment of, all Employees in accordance this Section (10)(i)(ii) and continue such employment for a period of ninety (90) calendar days after Closing, then in addition to any remedies Seller may have, Purchaser alone shall be responsible for giving such notices as may be required by the WARN Act and shall be solely liable for the payment of any amounts that may become due under the WARN Act.  Purchaser shall be responsible for compliance with the notice and continuation of coverage requirements of Section 4980B of the Internal  Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“COBRA”) that arise with respect to the Employees as a result of the transactions contemplated by this Agreement.  Purchaser acknowledges that it is a successor employer for the purposes of Section 4980B of the Code.  Purchaser shall indemnify, defend and hold Seller harmless from and against any liability, loss, damage, fines, penalty, back pay, back benefits, costs or expenses (including without limitation attorneys’ fees and expenses) that may result to Seller based on Purchaser’s failure to comply with this Section 10(i)(ii) or for any violation of the WARN Act arising out of or relating to the termination of employment of the Employees as of the Closing or by Purchaser or its incoming operator.

(iii)    Purchaser shall indemnify and hold Seller harmless from any liability, claims, actions, damages, judgments, penalties, costs, and expenses, including reasonable attorneys’ fees, related to any claim with respect to or in connection with any Employee accruing and arising from and after the Closing.

11.    Delivery of Information. Purchaser acknowledges that Seller has made available the on-site, hard copy (non-electronic) property files for the Properties, which included, to the extent such items were located at the Properties, the following (which Purchaser may copy at its expense) (collectively, the “Property Information”):

(a)    Residency Agreements for all of the residents;

(b)    a current rent roll analysis in the form attached hereto as Schedule 1, which rent roll analysis shall be updated by Licensed Operator and delivered to Purchaser at the Closing;

(c)    copies of the Service Contracts, if any;

(d)    copies of current and audited balance sheets and income statements for the Properties and copies of balance sheets and income statements for years 2008-2013, prepared by the Licensed Operator and to the extent in possession of the Licensed Operator;

(e)    copies of environmental, structural, mechanical, geotechnical or architectural reports prepared for Seller as an owner of the Properties, if any;

(f)    copies of all ad valorem tax statements for the Properties for 2013;

(g)    copy of notices of violations of law, if any;

(h)    list of Personal Property, if any;

(i)    certificates of occupancy, if any;

(j)    copies of all current licenses and operating certificates for the Facilities from the New York State Department of Health and any existing material governmental permits required for the operation of the Properties or any Facility as currently operated; and

(k)    copies of any material written notices that Seller has received regarding any litigation, claims, demands or disputes concerning the Properties which have been filed or asserted against Seller and that arise out of Seller’s ownership of the Properties, if any.

Purchaser acknowledges that the foregoing are made available to Purchaser to accommodate and facilitate Purchaser’s investigations relating to the Properties and that, except as expressly set forth in this Agreement, Seller makes no representations or warranties of any kind regarding the accuracy or thoroughness of the information contained in the materials delivered to Purchaser.

Seller shall cause all of the foregoing documents and information to be left at the Licensed Operator’s office contemporaneously with the Closing.

12.    Lease Expenses.

(a)    Leasing Commissions. For Leases actually entered into prior to the Effective Date, Seller shall indemnify and hold Purchaser harmless from any claims for such leasing commissions payable during the current terms of such Leases (specifically excluding therefrom any future renewal terms) to the extent such leasing commissions are set forth in Schedule 4 attached hereto, provided, however, that Purchaser shall pay any unpaid commissions relating to any New Leases which arise or accrue subsequent to the Effective Date to which Purchaser has consented or is deemed to have consented under this Agreement. Purchaser shall have liability for the obligations for all existing Leases for commissions for renewals or expansions after the Closing Date. Purchaser shall indemnify and hold Seller harmless from the commissions and any costs payable under this Section by Purchaser.

(b)    Lease Expense Reimbursement. If the transaction is consummated, Purchaser shall (i) reimburse Seller on the Closing Date for any and all fees paid or expenses incurred by Seller (collectively the “Expenses”) arising out of or in connection with (a) any extensions, renewals or expansions of Leases executed after the Effective Date, and (b) any New Leases approved or deemed approved by Purchaser in accordance with this Agreement that are due and payable on or after the Closing Date and (ii) assume all of Seller's obligations or commissions for renewals and expansions for all Leases relating to periods after the Effective Date. Purchaser shall assume and pay for the obligations set forth in clauses (i) and (ii) above and indemnify and hold Seller harmless from and against any and all claims made thereunder.

13.    Inspection.

(a)    As used in this Agreement, the term “Inspection Period” means the period commencing on the Effective Date and continuing until August 11, 2014 at 5:00 p.m. (Pacific). During the Inspection Period, and with not less than two (2) business days advance notice to Seller, Purchaser, its agents and representatives may enter onto the Real Property during reasonable business hours (subject to the rights of tenants and residents in possession) to perform physical inspections and tests of the Properties and the structural and mechanical systems within the Improvements, provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Properties or the rights of any tenants or residents at the Properties, (ii) Purchaser enter any individual unit or contact any tenants or residents of the Properties without first obtaining the express consent of Seller, (iii) Purchaser or its agents or representatives drill or bore on or through the surface of any Property without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion, or (iv) Purchaser contact any Governmental Authority with respect to any Property or in any manner in which any Property could be identified without Seller’s prior consent in each instance, except that such consent will not be required for (A) inquiries customarily made by environmental consultants in performing “Phase I” environmental reviews of properties similar to the Properties, (B) inquiries made of licensing boards, but only after advance notice to Seller and the Licensed Operator, to confirm the Licensed Operator’s compliance with licensing and similar requirements and to investigate the requirements for the issuance of new licenses and permits to Purchaser, or (C) inquiries customarily made by zoning consultants in connection with the preparation of the Zoning Report. Notwithstanding anything stated to the contrary in this Section 13(a) or elsewhere in this Agreement, all inspections of any Real Property shall be arranged in advance with the Licensed Operator and shall only be undertaken while the Licensed Operator is present at the Real Property and accompanies Purchaser.

(b)    Purchaser shall make such inspections in good faith and with due diligence. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Properties will be solely Purchaser's expense. Seller shall cooperate with Purchaser in all reasonable respects in making such inspections; however, Seller shall not be obligated to expend funds or other costs in connection with such cooperation. Seller hereby reserves the right to have a representative present at the time Purchaser conducts any inspection of the Properties. In making any inspection, Purchaser will treat, and will cause any representative of Purchaser to treat, all information obtained by Purchaser pursuant to the terms of this Agreement as strictly confidential. Purchaser agrees to promptly deliver to Seller copies of all reports, studies and results of tests and investigations relating to the condition of the Properties obtained or conducted by Purchaser with respect to the Properties.

(c)    After making such tests and inspections, Purchaser agrees to promptly restore the Properties to the condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Prior to Purchaser entering any Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at Purchaser’s sole costs and expense, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Two Million Dollars ($2,000,000) combined single limit for personal injury and property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees, contractors, or other representatives in connection with such inspections and tests.

(d)    Purchaser agrees to indemnify and hold Seller, its tenants, residents, contractors and employees harmless from any and all injuries, losses, liens, claims judgments, liabilities, out-of-pocket costs, out-of-pocket expenses or damages (including reasonable attorneys' fees and court costs) sustained by or against Seller which result from or arise out of any inspections by Purchaser or its agents or representatives. Notwithstanding any provision herein to the contrary, the indemnity contained in the preceding sentence shall survive the termination of this Agreement or the Closing.

(e)    At any time prior to expiration of the Inspection Period, Purchaser may terminate this Agreement in its sole and absolute discretion, by delivering written notice (a “Termination Notice”) thereof to Seller and to Escrow Company, in which event the Earnest Money shall be refunded to Purchaser upon satisfaction of the conditions set forth in Section 38. If Purchaser fails to deliver a Termination Notice to Seller and Escrow Company on or before the expiration of the Inspection Period, then Purchaser shall be deemed to be satisfied with all aspects of all the Real Property, including, without limitation, the condition and suitability of all the Real Property for Purchaser’s intended use and operation of the Facilities, and Purchaser shall be obligated to acquire the Real Property in accordance with the provisions of this Agreement.

(f)    EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED BY SELLER AT CLOSING (THE “REPRESENTATIONS”), PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES, RENOUNCES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND PURCHASER, ON BEHALF OF ITSELF AND ALL OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND AFFILIATED ENTITIES (COLLECTIVELY, “RELEASORS”) HEREBY GENERALLY, FULLY AND IRREVOCABLY RELEASES SELLER, ITS SUCCESSORS AND ASSIGNS, PARTNERS, DIRECTORS, SHAREHOLDERS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES (COLLECTIVELY THE “SELLER PARTIES”) FROM ANY AND ALL CLAIMS THAT PURCHASER AND THE RELEASORS MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST THE SELLER PARTIES FOR AND FROM ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, ACTION OR CAUSE OF ACTION, WHETHER FORESEEN OR UNFORESEEN, KNOWN OR UNKNOWN, ARISING OUT OF, AS TO, CONCERNING, OR WITH RESPECT TO, (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE PRIOR MANAGEMENT AND OPERATION OF THE REAL PROPERTY, (ii) THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, INCLUDING, WITHOUT LIMITAITON, THE OPERATION OF THE FACILITES AS ASSISTED LIVING FACILITIES, (iii) THE COMPLIANCE OF OR BY THE PROPERTIES WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITAITON, THE OPERATION OF THE FACILITES AS ASSISTED LIVING FACILITIES, (iv) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES, (v) ANY PAST, PRESENT OR FUTURE PRESENCE OR EXISTENCE OF “HAZARDOUS MATERIALS” (WHICH INCLUDES, WITHOUT LIMITATION, ANY HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTES, SUCH AS (1) ANY MATERIALS, SUBSTANCES OR WASTES WHICH ARE TOXIC, IGNITABLE, CORROSIVE OR REACTIVE AND WHICH ARE REGULATED BY ANY LOCAL GOVERNMENTAL AUTHORITY, OR ANY AGENCY OF THE UNITED STATES GOVERNMENT, (2) ANY OTHER MATERIAL, SUBSTANCE, OR WASTE WHICH IS DEFINED OR REGULATED AS A HAZARDOUS MATERIAL, EXTREMELY HAZARDOUS MATERIAL, HAZARDOUS WASTE OR TOXIC SUBSTANCE PURSUANT TO ANY LAWS, RULES, REGULATIONS OR ORDERS OF THE UNITED STATES GOVERNMENT, OR ANY LOCAL GOVERNMENTAL BODY, (3) ASBESTOS, (4) PETROLEUM AND PETROLEUM BASED PRODUCTS, (5) FORMALDEHYDE,

(6) POLYCHLORINATED BIPHENYLS (PCBs), AND (7) FREON AND OTHER CHLOROFLUOROCARBONS) ON, UNDER OR ABOUT THE REAL PROPERTY OR WITH RESPECT TO ANY PAST, PRESENT OR FUTURE VIOLATION OF ANY RULES, REGULATIONS OR LAWS, NOW OR HEREAFTER ENACTED, REGULATION OR GOVERNING THE USE, HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS MATERIALS, (vi) THE PROPERTY INFORMATION, OR (vii) ANY OTHER MATTER WITH RESPECT TO THE PROPERTIES, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES, RENOUNCES AND DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROPERTIES WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THE TOXIC SUBSTANCE CONTROL ACT, AS AMENDED, THOSE PERTAINING TO SOLID WASTE, AS DEFINED BY THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTIES, OF ANY PAST, PRESENT OR FUTURE HAZARDOUS SUBSTANCES, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND THE REGULATIONS PROMULGATED THEREUNDER. EXCEPT FOR THE REPRESENTATIONS, PURCHASER SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, ITS AGENTS OR CONTRACTORS. EXCEPT FOR THE REPRESENTATIONS, PURCHASER FURTHER ACKNOWLEDGES THAT AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, PURCHASER IS PURCHASING THE PROPERTIES IN AN “AS-IS” “WHERE IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR THE OPERATION THEREOF, FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF SELLER.

PURCHASER’S INITIALS: _/s/ RL_

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS, PURCHASER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM, OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF, THE PROPERTIES.
THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY PURCHASER, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEEDS AND SHALL NOT BE DEEMED MERGED INTO THE DEEDS UPON ITS RECORDATION.

PURCHASER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF THE CLOSING, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR PURCHASER’S INTENDED USE, INCLUDING, WITHOUT LIMITATION, THE USE OF THE FACILITIES AS ASSISTED LIVING FACILITIES. THE PROVISIONS OF THIS SECTION 13(f) SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT OR THE CLOSING THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY PURCHASER, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEEDS AND SHALL NOT BE DEEMED MERGED INTO THE DEEDS UPON ITS RECORDATION.

14.    Management Agreement. Effective as of Closing, Seller will terminate that certain Operating Agreement dated as of September 21, 2005, as the same has been amended (the “Management Agreement”), by and between Seller and Licensed Operator.

15.    Property Information from Seller's Agents. Subsequent to the Effective Date of this Agreement, Purchaser may request from Seller's agents, broker, Licensed Operator, contractors, or similar individuals or entities engaged by Seller relating to or involving the Properties, information regarding the Properties or some aspect of any Property, its history, condition or prospects for future use or development by Purchaser. While Seller is willing to cooperate with Purchaser, and Seller has instructed its agents to cooperate with Purchaser, SELLER IS UNWILLING TO SELL THE PROPERTIES UNLESS SELLER IS RELEASED FROM LIABILITY BY PURCHASER FOR (i) STATEMENTS OR OPINIONS MADE BY OR INFORMATION FURNISHED BY SELLER'S AGENTS UNLESS THE STATEMENTS OR OPINIONS ARE SPECIFICALLY INCORPORATED AS SELLER REPRESENTATIONS INTO THE CLOSING DOCUMENTS EXECUTED BY SELLER OR (ii) INFORMATION WITHHELD BY SELLER'S AGENTS UNLESS SUCH INFORMATION WAS WITHHELD AT THE DIRECTION OF SELLER.

WITH RESPECT TO THE FOLLOWING, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND:

1.    THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION OF ANY SOILS, TOXIC, ENVIRONMENTAL OR OTHER ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE PROPERTIES OR ANY ASPECT THEREOF;
2.    THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE PROPERTY INFORMATION) DELIVERED TO PURCHASER PURSUANT TO PURCHASER’S REVIEW OF THE CONDITION OF THE PROPERTIES; OR
3.    THE CONTENT OR ACCURACY OF ANY PROJECTION, FINANCIAL OR MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO PURCHASER

BY SELLER OR REVIEWED BY PURCHASER WITH RESPECT TO THE PROPERTIES.

16.    Purchaser's Certificate; Condition of Closing. It is a condition precedent to Closing and Seller's obligation to deliver the Deeds that Seller receives at Closing from Purchaser the sworn Purchaser's Certificate, which reflects statements of fact together with supporting documentation as outlined in this Section. The Purchaser’s Certificate shall confirm that Purchaser is not relying upon any representation, inducement or unperformed promise of Seller or Seller's agents (except to the extent such inducement, representation or unperformed promise is set forth in the Purchaser's Certificate or the Closing Documents to be executed by Seller as attached hereto) and that Purchaser has relied upon Purchaser's own reports in reaching its decision to purchase the Properties, and Purchaser is not relying upon Seller produced inspection reports which are older and possibly incomplete and/or outdated. IF THE PURCHASER’S CERTIFICATE REFLECTS THAT PURCHASER IS RELYING UPON A REPRESENTATION, INDUCEMENT OR UNPERFORMED PROMISE NOT SET FORTH IN SECTION 4 HEREOF OR OTHERWISE AUTHORIZED IN WRITING BY AN OFFICER OF SELLER, SELLER SHALL HAVE THE OPTION NOT TO CLOSE THIS TRANSACTION, IN WHICH EVENT AT SELLER'S OPTION THIS AGREEMENT SHALL TERMINATE, THE EARNEST MONEY (EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT) SHALL BE RETURNED TO PURCHASER AND THEREAFTER SELLER AND PURCHASER SHALL HAVE NO FURTHER OBLIGATIONS OR LIABILITIES ONE TO THE OTHER HEREUNDER.

17.    Hazardous Materials. Except as set forth in Section 4 hereof, Seller makes no representations or warranties whatsoever to Purchaser regarding the presence, location or scope of any asbestos or any other hazardous or toxic materials or chemicals in, at, or under any Property. During the Inspection Period, Purchaser shall make such studies and investigations, conduct such tests and surveys and engage such specialists as Purchaser deems appropriate to fairly evaluate the Properties and its risks from an environmental and hazardous or toxic materials and chemicals standpoint.

18.    Fire and Other Casualty. If all or any portion of any Property is damaged or destroyed by fire or other casualty, Seller will promptly notify Purchaser of the nature and extent of such damage or destruction, the amount estimated to be expended to repair or restore such damaged or destroyed Property or portion thereof, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it would take to make such repairs and restoration.

If the damage by fire or other casualty to any Property has not been repaired to the reasonable satisfaction of Purchaser prior to the Closing hereunder and requires ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) or less (in the aggregate across the Properties) to be expended to repair or restore such damaged or destroyed Property or portion thereof, this Agreement shall remain in full force and effect, and in such event Seller shall assign to Purchaser any and all claims for the insurance proceeds of such damage to or destruction of such Property, and Purchaser shall take title to the Properties with the assignment of such proceeds and subject to such damage to or destruction of such Property with a reduction of the Purchase Price equal to the amount of any deductible due under the terms of any applicable insurance policy (unless such damage is less than the insurance deductible, in which case the amount of the reduction in the Purchase Price shall be limited to the amount of the damage).

If the amount required to be expended to repair or restore such damaged or destroyed Property or portion thereof exceeds ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) as of the Closing Date (in the aggregate across Properties), Purchaser shall have, as its sole and exclusive remedies: (i) the option to terminate this Agreement within fifteen (15) days following notice in writing from Seller to Purchaser of such casualty, in which event the parties shall have no further rights or obligations hereunder (other than the obligations that survive the termination of this Agreement, including without limitation, the indemnity and confidentiality obligations set forth in Section 13 and Section 37, respectively) and the Earnest Money shall be returned to Purchaser, subject to Purchaser's satisfaction of the conditions set forth in Section 38; or (ii) if Purchaser fails to elect to terminate, this Agreement shall remain in full force and effect, and in such event Seller shall assign to Purchaser any and all claims for the insurance proceeds of such damage to or destruction of such Property, and Purchaser shall take title to the Properties with the assignment of such proceeds and subject to such damage to or destruction of such Property with a reduction in the Purchase Price equal to the lesser of the amount of the insurance deductible or the amount of damage to such Property. If Purchaser does not elect to terminate within the fifteen (15) day period following such notice of the casualty by Seller, Seller and Purchaser shall be deemed to have waived all rights to terminate pursuant to this provision and this Agreement shall remain in full force and effect. The provisions of this Section 18 supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York, and the parties waive all rights thereunder that would be applicable absent the provisions of this Section 18.

19.    Condemnation. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of any part of any Property, Seller or Purchaser will notify the other of the pendency of such proceedings. In the event of the condemnation of any portion of any Property or the sale of any portion of any Property in lieu of condemnation, this Agreement shall remain in full force and effect, and in such event Seller shall assign to Purchaser any and all claims for the proceeds of such condemnation or sale, and Purchaser shall take title to the remainder of the Properties with the assignment of such proceeds and subject to such condemnation and without reduction in the Purchase Price; provided, however, that if after such condemnation or conveyance in lieu thereof the remainder of the Properties would no longer be suitable for Purchaser's purposes, then the Purchaser may terminate this Agreement by notice in writing to Seller within fifteen (15) days following notice in writing by Seller of such condemnation of such Property, in which event the parties shall have no further rights or obligations hereunder (other than Purchaser's obligations that survive the termination of this Agreement, including, without limitation, Purchaser's indemnity and confidentiality obligations set forth in Section 13 and Section 37, respectively) and the Earnest Money shall be returned to Purchaser, subject to Purchaser's satisfaction of the conditions set forth in Section 38. If Purchaser does not elect to terminate within said fifteen (15) day period following such notice by

Seller, Purchaser shall be deemed to have waived all rights to terminate pursuant to this provision and this Agreement shall remain in full force and effect. The provisions of this Section 19 supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York, and the parties waive all rights thereunder that would be applicable absent the provisions of this Section 19. As used herein, the term “Substantial Portion” shall mean a condemnation or taking by eminent domain which (a) materially and adversely affects Purchaser’s operation of a facility, (b) materially and adversely affects access to, egress from or operation of the Property, (c) reduces the number of units at the Property or parking spaces at the Property such that a Facility shall be in violation of zoning requirements, (d) materially reduces the common areas or amenity space at the Property, or (e) results in the Property being in violation of any Applicable Law which violation cannot be cured.

20.    The Closing. The closing (“Closing”) of this transaction shall take place at the offices of the Escrow Company on or before September 11, 2014 (“Closing Date”) or on the next business day, if such date falls on a weekend or legal holiday. The Closing shall occur simultaneously for all Properties, and Purchaser shall not have the right to buy less than all of the Properties. At Closing, the following shall occur:

(a)    Seller’s Closing Deliveries. Seller shall deliver to the Escrow Company:

(i)    a bargain and sale deed without covenants for each Real Property in substantially the form attached hereto as Exhibit B (collectively, the “Deeds”), duly executed and acknowledged by Seller;

(ii)    a Bill of Sale and General Assignment in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller;

(iii)    a “non-foreign affidavit” acknowledging that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code in substantially the form attached hereto as Exhibit G (the “FIRPTA Affidavit”), duly executed by Seller;

(iv)    a Seller’s Certificate in the form attached hereto as Exhibit I (the “Seller’s Certificate”) duly executed by Seller;

(v)    an executed counterpart to the Tenant Notices (defined below);

(vi)    Seller shall deliver to Title Company and/or Escrow Company such documentary and other evidence as may be reasonably required by them, evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with this Agreement, including the owner’s affidavit in the form attached hereto as Exhibit M (the “Owner’s Affidavit”);

(vii)    A termination of the Management Agreement, executed by Seller and Licensed Operator;

(viii)    The Quitclaim Agreement in the form attached hereto as Exhibit O;

(ix)    Such transfer tax forms as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property (the “Transfer Tax Declarations”), duly executed by Seller; and

(x)    A closing and proration statement (the “Closing Statement”), duly executed by Seller.

(b)    Purchaser’s Closing Deliveries.

(i)    By 12:00 p.m. EST on the Closing Date, Purchaser shall deliver to Escrow Company for the account of the Seller the balance of the Purchase Price in cash by wire transfer of immediately available funds, together with such other sums as Escrow Company shall require to pay Purchaser’s share of the Closing costs, prorations, reimbursements and adjustments as set forth in this Agreement. If Escrow Company is unable to confirm to Seller receipt of the funds by such time, at Seller's option this Agreement shall terminate and Purchaser shall be deemed to be in default hereunder unless Purchaser is able to evidence to Seller's reasonable satisfaction that Purchaser has deposited and transferred the funds to the Escrow Company in the amount of the cash portion of the Purchase Price (i.e., a federal bank wire confirmation number), in which event Purchaser shall pay to Seller one (1) day's interest on the unpaid funds at the then current Federal Funds Rate for each and every day that the funds are not timely received, as set forth above, up to a maximum period of two (2) business days, after which, if funds have still not been received by the Escrow Company, Purchaser shall be in default hereunder and Seller may terminate the Agreement and thereafter, all of Seller's obligations to Purchaser hereunder will terminate.

(ii)    Purchaser shall deliver to Escrow Company the Purchaser's Certificate set forth as Exhibit E attached hereto, duly executed and sworn by Purchaser.

(iii)    Purchaser shall deliver to Escrow Company the Bill of Sale, duly executed by Purchaser.

(iv)    Purchaser shall deliver copies of the notices sent to the applicable governmental authority regarding the transfer of the Facilities from Seller to Purchaser, including the notice sent to the State Agency.

(v)    Purchaser shall deliver to Escrow Company the Memo of Lease in the form attached hereto as Exhibit N and made a part hereof (the “Memo of Licensed Operator Lease”), duly executed by Purchaser and the Licensed Operator.

(vi)    Purchaser shall deliver to Seller an original and one copy each of written notices signed by Purchaser addressed to each tenant under the Leases notifying such tenant of the acquisition of the Properties by Purchaser in substantially the form attached hereto as Exhibit F (the “Tenant Notices”) acknowledging that Purchaser has received and is responsible for the security deposit of said tenant, specifying the exact dollar amount of said deposit, and containing appropriate instructions relating to the payment of future rentals and the giving of future notices (Purchaser being responsible for preparing the notices addressed to each tenant under the Leases to which counterpart PDF signatures of Seller and Purchaser shall be attached).

(vii)    Purchaser shall deliver to Title Company and/or Escrow Company such documentary and other evidence as may be reasonably required by them, evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with this Agreement.

(viii)    Purchaser shall deliver to Escrow Company the Transfer Tax Declarations, duly executed by Purchaser.

(ix)    Purchaser shall deliver to Escrow Company the Closing Statement, duly executed by Purchaser.

(c)    Prorations and Adjustments. The provisions of this section shall survive Closing and shall not merge with the Deeds. If at any time following the Closing Date the amount of an item listed in this Section 20(c) shall prove to be incorrect, the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing.

(i)    General real estate taxes, personal property taxes, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Properties for the then current tax year, to the extent not paid by tenants, shall be prorated as of midnight of the day immediately preceding the Closing Date. If Closing occurs before the actual taxes for the then current year are known, the apportionment of taxes shall be upon the basis of taxes for the Properties for the immediately preceding year, provided that, if the taxes for the current year are thereafter determined to be more or less than the taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. All special taxes or assessments actually assessed prior to the Closing Date shall be prorated as set forth above, and those assessed after the Closing Date shall be paid by Purchaser. All taxes imposed due to a change of use of any Property after the Closing Date shall be paid by Purchaser. With respect to any property tax appeals or reassessments filed by Seller or Seller’s predecessors in interest for tax years prior to the year in which Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom, and with respect to any property tax appeals or reassessments filed by Seller or Purchaser for the tax year in which the Closing occurs, Seller and Purchaser shall share the amount of any rebate or refund, resulting therefrom (after first paying to Seller or Purchaser, as applicable, the costs and expenses incurred by Seller or Purchaser, as applicable, in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Properties for such tax year. If, as of the Closing Date, Seller is protesting or has notified Purchaser, in writing, that it has elected to protest any taxes for the Properties (each, a “Tax Protest” and collectively, the “Tax Protests”), then Purchaser shall take over and continue to prosecute such Tax Protest after the Closing Date. Concurrent with the Closing, (i) Seller shall assign any Tax Protest(s) to Purchaser, and (ii) Purchaser shall assume any such Tax Protest(s). After the Closing, Purchaser shall use commercially reasonable efforts to pursue any Tax Protest(s).

(ii)    Seller shall be entitled to all payments and rents (including any accrued tax and operating expense escalations or other reimbursements, if any, due under Leases (the “Additional Payments”)), charges, and other revenue of any kind, including community fees and any other service fees, under the Leases, and under the Management Agreement attributable to any period prior to and including the Closing Date. Purchaser shall be entitled to all payments and rents (including Additional Payments), charges and other revenue of any kind, including community fees and any other service fees, from the Properties attributable to any period after the Closing Date. Rents and Additional Payments collected prior to the Closing Date and attributable to both Seller's and Purchaser's period of ownership shall be prorated as of the Closing Date (provided that for any such proration to occur, Seller must have taken actual physical possession of such sums). Uncollected rents and expense escalations or other reimbursements due landlord under the Leases shall not be prorated at the time of Closing, but Purchaser shall make a good faith effort to collect the same on Seller's behalf and to tender the same to Seller upon receipt, provided that Purchaser shall not be obligated to bring suit or commence any other legal action or proceedings for collection and all rents, and Additional Payments collected by Purchaser on or after the Closing Date shall first be applied to all amounts due at the time of collection (i.e., current rents and sums due Purchaser as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. For the period of six (6) months following the Closing Date, each party agrees that they will provide each other with any information reasonably required to enable either party to complete its billing to residents and other payers. The party being assisted agrees to reimburse the party rendering assistance for any reasonable documented out-of-pocket expenses incurred by the assisting party in rendering such assistance.

(iii)    The present insurance coverage on the Properties shall be terminated as of the Closing Date and there shall be no proration of insurance premiums.

(iv)    All other income from, and expenses of, the Properties, including but not limited to operating expenses, public utility service, maintenance charges, and service charges shall be prorated as of the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases).

(v)    All security deposits pursuant to the Leases and pre-paid rent under the Leases shall be transferred (or credited against the Purchase Price) by Seller to Purchaser at Closing; on the Closing, Purchaser shall in writing acknowledge receipt of and expressly assume all of Seller’s financial and custodial obligations with respect to such deposits pursuant to the Leases and pre-paid rent so transferred, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations arising after the Closing with respect to such transferred funds (to the extent that Purchaser has received a credit at Closing with respect thereto).

(vi)    Notwithstanding any provision contained herein to the contrary, Purchaser and Seller agree that all cash other than unapplied security deposits under the Leases regardless of whether held by Seller or Licensed Operator, shall be and remain the property of Seller without any credit to Purchaser or adjustment to the Purchase Price, including without limitation, cash on hand, working capital, operating accounts, reserves, reserve accounts and entrance fees.

(vii)    Other Prorations.

1
Water rates and charges and sewer taxes and rents shall be prorated as of the Closing Date, except to the extent required to be paid by tenants at the Properties directly to the entity imposing same, pursuant to Leases in effect as of the Closing Date; and

2
Permit, license and inspection fees, if any, with respect to the licenses and permits in effect for the Properties shall be prorated as of the Closing Date on the basis of the fiscal year for which levied, if the rights with respect thereto are transferred to Purchaser at Closing.

(viii)    Post-Closing Reconciliation Process. Within ninety (90) days after the Closing Date (or with respect to taxes, promptly after the date that the new tax rate is fixed), Purchaser and Seller shall jointly prepare a proposed initial statement of reconciliation itemizing the following: (i) all costs, charges and expenses paid by one party with respect to the Properties that are properly allocable to the other party; and (ii) all service fees actually collected by either party with respect to the Properties (the “Initial Reconciliation”) and to whom such fees should be properly allocated. The Initial Reconciliation shall include appropriate detail to identify the items being adjusted. A proposed final reconciliation of all expenses, costs, charges, and service fees shall be jointly prepared by Purchaser and Seller within one hundred twenty (120) days after the Closing Date (or with respect to taxes, thirty (30) days after the new tax rate is fixed, the “Final Reconciliation”). Throughout the period leading up to the Initial Reconciliation and the Final Reconciliation, each party shall provide to the other party any information it may receive regarding the revenue and expense items described in subparagraphs (i) and (ii) of this Section 20(c)(ix). The Final Reconciliation shall appropriately reflect the net amount owed to Purchaser or to Seller as a result of such reconciliation. After approval by both parties of the Final Reconciliation, the party determined to owe cash as a result of such Final Reconciliation shall promptly pay such cash to the other party. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 20(c)(ix) within thirty (30) days following the Final Reconciliation date, upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between such parties. The fees and expenses of the accountants shall be borne one-half each by Seller and Purchaser.

(d)    Closing Costs.

(i)    Any escrow fee charged by the Escrow Company shall be paid one-half by Seller and one-half by Purchaser.

(ii)    Seller shall pay the premiums for the standard coverage portion of the Title Policy. If Purchaser desires ALTA extended coverage for the Title Policy (to the extent extended coverage is available), Purchaser shall pay the premiums and any additional costs (including any survey costs) for such coverage (additional to the premiums for standard coverage) and the cost of any endorsements to the Title Policy, if required by Purchaser. In addition, Purchaser shall pay all mortgage taxes payable in connection with any financing Purchaser may obtain.

(iii)    Seller shall pay for the New York State Real Property Transfer Tax.
(iv)    Purchaser shall pay for all other transfer charges.

(v)    Purchaser shall pay all costs incurred in connection with Purchaser’s updating or recertifying the existing Surveys or obtaining any new surveys for the Real Property.

(vi)    Each party shall be responsible for the payment of its own attorneys' fees incurred in connection with the transaction which is the subject of this Agreement.

(e)    Promptly after consummation of the Closing and sale of the Properties, (i) possession of the Properties shall be given to Purchaser, subject to the rights of tenants under the Leases and the Residency Agreements, (ii) Seller shall deliver to Purchaser all keys to all locks on the Properties within Seller's possession, (iii) to the extent within Seller's or Licensed Operator’s possession and located at the Properties, Seller shall deliver to Purchaser all of the executed Leases, Residency Agreements, lease guaranties, tenant files in the management office, binding related commission agreements on any Lease, and service contracts not canceled as of the Closing Date, and (iv) owned vehicles will be included in the Bill of Sale, but Seller will endeavor to provide, before or after Closing, duly executed instruments necessary to transfer title to all owned vehicles included in the FF&E. In addition, to the extent permitted by Applicable Law (and to the extent in Seller’s possession), Seller shall deliver possession to Purchaser of any and all records (including those in electronic form) or written documents relating to the residents of the Facilities at Closing, including but not limited to, all contracts, applications, billing records, regulatory records, health records, assessments and correspondence relating to the residents. To the extent Applicable Law requires Seller to retain originals of any records or written documents relating to the residents of the Facilities, Seller shall deliver copies in lieu of originals. After Closing, Purchaser will retain all such materials in accordance with Purchaser’s policies and procedures for record retention for its own records and will provide Seller and Licensed Operator with copies of, and with access to originals of (but only to the extent such originals are then in Purchaser’s possession or control, and otherwise copies), all such materials, to the extent permitted by law (it being agreed that the parties will enter into a business associate agreement or similar arrangement, on customary terms reasonably acceptable to the parties, if and only to the extent necessary to allow such copies or access). The provisions of this Section will survive Closing.

21.    Default; Remedies.

(a)    Seller Default. IF SELLER DEFAULTS IN ITS OBLIGATIONS TO SELL AND CONVEY THE PROPERTIES TO PURCHASER PURSUANT TO THIS AGREEMENT, AND IF PURCHASER IS NOT THEN IN DEFAULT HEREUNDER AND IS READY, WILLING AND ABLE TO CONSUMMATE THIS TRANSACTION, THEN PURCHASER SHALL HAVE, AS ITS SOLE AND EXCLUSIVE REMEDY, THE RIGHT TO EITHER TERMINATE THIS AGREEMENT AND RECEIVE THE EARNEST MONEY, OR SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT IN ORDER TO SUE FOR SPECIFIC PERFORMANCE (i) PURCHASER MUST FOREVER WAIVE ANY CLAIM TO SUE SELLER FOR DAMAGES FOR ANY BREACH OF SELLER'S OBLIGATIONS HEREUNDER, (ii) PURCHASER WILL NOT BE, IN ANY SUCH SUIT FOR SPECIFIC PERFORMANCE, ENTITLED TO ANY OFFSET OR REDUCTION IN THE PURCHASE PRICE, AND (iii) PURCHASER MUST FILE SUIT FOR SPECIFIC PERFORMANCE WITHIN THIRTY (30) DAYS AFTER THE SCHEDULED DATE FOR CLOSING.

(b)    Purchaser Default. IF PURCHASER FAILS TO ACQUIRE THE PROPERTIES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT IN ITS OBLIGATIONS TO SELL AND CONVEY THE PROPERTIES TO PURCHASER PURSUANT TO THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO SECTIONS 8 AND 9 OF THIS AGREEMENT, RESPECTIVELY, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT ONLY UPON SATISFACTION OF THE CONDITIONS SET FORTH IN SECTION 38. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES, AFTER DUE NEGOTIATION, AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES, THE EARNEST MONEY SHALL BE PAID TO SELLER BY THE TITLE COMPANY ON THE NEXT BUSINESS DAY AFTER RECEIPT OF (1) WRITTEN NOTICE FROM SELLER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT AND (2) THE RELEASES

REQUIRED BY SECTION 38 HEREOF, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

BY PLACING THEIR INITIALS IMMEDIATELY BELOW, PURCHASER AND SELLER FURTHER AGREE THAT THE EARNEST MONEY PAID HEREUNDER IS A REASONABLE SUM FOR LIQUIDATED DAMAGES CONSIDERING ALL CIRCUMSTANCES AS OF THE DATE OF THIS AGREEMENT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FOREFETURE OR PENALTY. NOTHING IN THIS SECTION 21(b) SHALL (A) PREVENT OR PRECLUDE ANY RECOVERY OF ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 26 (BUT SPECIFICALLY EXCLUDING ATTORNEYS’ FEES INCURRED IN CONNECTION WITH NEGOTIATING THIS AGREEMENT PRIOR TO THE EFFECTIVE DATE) OR (B) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF PURCHASER CONTAINED IN SECTIONS 13(d) AND 22(b) HEREOF. SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 21(b) AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.
Seller’s Initials: _/s/ KH_
Purchaser’s Initials: _/s/ RL_
22.    Real Estate Commissions.

(a)    Seller hereby agrees to pay a real estate commission to Onyx Capital Corporation (“Broker”) in an amount as provided in one or more separate agreements between Seller and Broker if this transaction closes, but not otherwise (it being understood that the payment of the Purchase Price to Seller and the performance of all of Purchaser's obligations hereunder to Seller are conditions precedent to Seller's obligation to pay any commission to Broker and conveyance of the Properties to Purchaser). No commission shall be paid by Seller to Broker if the transaction contemplated by this Agreement fails to close for any reason. Purchaser hereby agrees to pay a real estate commission to Broker in an amount as provided in one or more separate agreements between Purchaser and Broker if this transaction closes, but not otherwise.

(b)    Seller represents to Purchaser that, except for Broker, it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and that Seller has not dealt with any broker or finder purporting to act on behalf of any other party. Purchaser represents to Seller that, except for Broker, it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and that Purchaser has not dealt with any broker or finder purporting to act on behalf of any other party. Each party hereto agrees to indemnify and hold harmless the other party from and against any and all, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than Broker. Notwithstanding anything to the contrary contained herein, this Section 22(b) shall survive the Closing or any termination of this Agreement, and shall not merge with the Deeds.

23.    Notice. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) daily delivery or courier service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail with return receipt receipt requested(d) telecopy (provided that such telecopy is then confirmed by daily delivery or courier service or by mail in the manner previously described) addressed as follows:

If to Seller:	Five Long Island Properties, LLC
c/o AIG Investments
777 S. Figueroa Street, 16th Floor
Los Angeles, California 90017-5800
Attn.: VP, Servicing – Commercial Mortgage Lending
Telephone: (213) 533-3800
Facsimile: (213) 533-3816

With a copy to:	AIG Investments
777 S. Figueroa Street, 16th Floor
Los Angeles, California 90017-5800
Attn.: Dan Brown
Telephone: (213) 533-3807
Facsimile: (213) 533-3816
E-Mail: daniel.brown@aig.com

With a copy to:	AIG Investments
777 S. Figueroa Street, 16th Floor
Los Angeles, California 90017-5800
Attn.: Deanna Lee, Esq.
Telephone: (213) 533-3829
Facsimile: (213) 533-3816
E-Mail: deanna.lee@aig.com

With a copy to:	Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
Attn.: L. Bruce Fischer, Esq.
Telephone: (949) 732-6670
Facsimile: (949) 732-6501
E-Mail: fischerb@gtlaw.com

If to Purchaser:	c/o NorthStar Realty Healthcare LLC
2 Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814
Attention: Doug Bath, Chief Investment Officer
Facsimile: (212) 547-2700
E-Mail: dbath@nrfc.com

With a copy to:	c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald J. Lieberman, Esq., Executive Vice President and General Counsel
Facsimile: (212) 547-2704
E-Mail: rlieberman@nrfc.com

With a copy to:	Arent Fox LLP
1717 K Street, N.W.
Washington, DC 20036-5342
Attention: Kimberly Wachen, Esq.
Facsimile: (202) 857-6395
E-Mail: kimberly.wachen@arentfox.com

If to Escrow Company: Lawyers Title Company
4100 Newport Place Drive, Suite 120
Newport Beach, California 92660
Attn: Joy Eaton
Telephone: (949) 724-3145
Facsimile: (949) 271-5762
E-Mail: joyeaton@ltic.com

or to such other address or to the attention of such other persons as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telecopy upon receipt if received prior to 5:00 p.m. (EST) on a given day or, if received after 5:00 p.m. (EST) shall be received on the next business day. A copy of any such notice may be provided by e-mail as a courtesy, but delivery by e-mail shall not constitute delivery of notice for the purposes of this Section 23.

24.    Assignment. Purchaser shall not have the right to assign its interest in this Agreement without obtaining the prior written consent of Seller.  Notwithstanding the foregoing, the parties acknowledge and agree that Purchaser intends to assign the Agreement as it relates to each Facility to separate entities formed for the purpose of acquiring and owning each Facility and, accordingly, Purchaser shall have the right without the prior consent of Seller to assign this Agreement as it relates to each Facility to an affiliate of Purchaser or to an affiliate or subsidiary of NorthStar Healthcare Income, Inc., an affiliate or subsidiary of NorthStar Realty Finance Corp., and/or to public companies managed by NorthStar Asset Management Group Inc.   Purchaser shall notify Seller of any such assignment at least five (5) business days prior to the Closing, which notice must be accompanied by the name of such assignee(s) and such assignee(s)’s signature block, and such assignee(s) shall assume, jointly and severally, in writing Purchaser’s obligations hereunder with respect to the applicable Facility and such assignee(s) shall agree in writing to be subject to all of the terms and conditions set forth in this Agreement as it relates to the applicable Facility pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit J and made a part hereof (the “Assignment and Assumption of Purchase and Sale Agreement”). Seller further acknowledges and agrees that the closing documents referenced in Section 20 of this Agreement will be modified, as appropriate (but shall not result in any additional cost, expense, liability or potential liability being imposed on Seller), to evidence the acquisition of each Facility by the relevant affiliated entity. Purchaser hereby agrees that any assignment by Purchaser, other than as herein provided, is in contravention of this provision and shall be void.  No assignment or purported assignment shall relieve Purchaser of its obligations and liabilities hereunder.

25.    Limitations.

(a)    Except as otherwise expressly provided below in this Section 25 or as otherwise expressly provided in this Agreement, none of the representations, warranties, covenants, obligations or agreements contained in this Agreement shall survive the Closing or the earlier termination of this Agreement.

(b)    Notwithstanding the provisions of Section 25(a), the indemnification provisions of Purchaser under Sections 13(d) and 22(b) hereof and the provisions of Sections 13(b), 13(c), 13(f), 15, 17, 21(a), 25, 26, 37, 38 and 39 hereof (collectively, the “Surviving Termination Obligations”) shall survive the termination of this Agreement for a period of twelve (12) months, and any claim based upon any breach of a representation or warranty, or a breach of a covenant, obligation or agreement included in any of the Surviving Termination Obligations shall be actionable and enforceable for a period of twelve (12) months after the date of the termination of this Agreement.

(c)    Notwithstanding the provisions of Section 25(a), the indemnification provisions of Purchaser under Sections 12(a), 12(b) and 13(d) hereof, the provisions of Sections 13(f) and 37 that relate to Purchaser and the provisions of Sections 15, 17, 20(c), 25, 26 and 39 hereof (collectively, the “Surviving Closing Obligations”) shall survive the Closing without limitation, and shall not be merged with the recording of the Deeds, and any claim based upon any breach of a representation or warranty, or a breach of a covenant, obligation or agreement included in any of the Surviving Closing Obligations shall be actionable and enforceable at any time after the Closing.

(d)    Notwithstanding the provisions of Section 25(a), the indemnification provisions of Seller under Sections 12(a) and 22(b) hereof, the indemnification provisions and other obligations of Purchaser under Sections 13(c) and 22(b) hereof, and the provisions of

Sections 4, 5 and Section 41 hereof (collectively, the “Limited Surviving Closing Obligations”) shall survive the Closing and the execution and delivery of the Deeds only for a period of six (6) months immediately following the Closing, and any claim based upon any breach of a representation or warranty, or a breach of a covenant, obligation or agreement included in any of the Limited Surviving Closing Obligations shall be actionable and enforceable if and only if notice of such claim is given to the party which allegedly breached such representation or warranty, or breached such covenant, obligation or agreement, within six (6) months after the Closing; provided, however, in no event shall Seller’s liability, if any, with respect to any Limited Surviving Closing Obligations exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) in the aggregate. For the avoidance of any doubt, Seller acknowledges and agrees that any amounts payable by Seller pursuant to the provisions of Section 20(c) of this Agreement are not to be included in the One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) cap.

26.    Attorneys' Fees and Legal Expenses. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees and all court costs in connection with said proceedings.

27.    Risk of Loss. Seller shall bear the risk of loss with respect to the Properties until the Closing. Purchaser shall bear the risk of loss with respect to the Properties as of and following the Closing.

28.    Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

29.    Entire Agreement. This Agreement embodies the entire agreement between the parties hereto and supersedes any prior understandings or written or oral agreements between the parties concerning the Properties. This Agreement cannot be varied, modified, amended, altered or terminated except by the written agreement of the parties.

30.    Applicability. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except as expressly set forth herein.

31.    Time. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of, and non-curable (but waivable) default under this Agreement by the parties so failing to perform.

32.    Gender and Number. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

33.    Reporting of Foreign Investment. Seller and Purchaser agree to comply with any and all reporting requirements applicable to the transaction which is the subject to this Agreement which are set forth in any law, including, but not limited to, The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984, and further agree upon request of one party to furnish the other party with evidence of such compliance.

34.    Exhibits. All exhibits described herein and attached hereto are fully incorporated into this Agreement by this reference for all purposes.

35.    Execution. This Agreement is executed in multiple counterparts, each of which shall be deemed to be an original. Purchaser and Seller each intend to be bound by its respective facsimile or pdf transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any notices delivered by facsimile or pdf transmission.

36.    Applicable Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties under this Agreement shall be determined in accordance with the laws of the State of New York, without regard to the application of choice of law principles, except to the extent that such laws are superseded by federal law.

37.    Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent public disclosure of this transaction, other than (a) to directors and officers of the parties, and employees, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, and to any proposed purchasers, investors or lenders with respect to any of Seller’s properties, all of which shall be instructed to comply with the non-disclosure provisions hereof; (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction; (c) in any filings with governmental authorities required by reason of the transactions provided for herein; and (d) by Purchaser to any existing or any other third party reasonably believed necessary by Purchaser in connection with its due diligence of the Properties and evaluation of this transaction. No press release or other public disclosure before or after Closing shall contain Seller’s name without Seller’s prior written consent. The provisions of this section shall survive Closing and shall not merge with the Deeds.

38.    Refund of Earnest Money. Notwithstanding anything contained in this Agreement to the contrary, (a) as a condition precedent to Purchaser's entitlement to the Earnest Money, Purchaser shall execute and deliver to Seller the Release in the form attached hereto as

Exhibit H-1, and (b) as a condition precedent to Sellers entitlement to the Earnest Money, Seller shall execute and deliver to Purchaser the Release in the form attached hereto as Exhibit H-2, provided, however, that Seller shall not be required to execute and deliver to Purchaser the Release in order to be entitled to the Earnest Money if Purchaser does not also execute and deliver the Release to Seller in the form attached hereto as Exhibit H-1.

39.    Joint and Several Liability. If purchaser consists of more than one person or entity, then the obligations of Purchaser under this Agreement shall be the joint and several obligations of said persons and/or entities.

40.    Rule of Construction. Purchaser and Seller have each read and fully understand the terms of this Agreement, and each has had the opportunity to have this Agreement reviewed by its own counsel. The rule of construction providing that ambiguities in an agreement shall be constructed against the party drafting the same shall not apply.

41.    Cooperation with Audit. Seller acknowledges that Purchaser or its assignee is a subsidiary of a publicly registered company (“Registered Company”). Seller acknowledges that they have been advised that Purchaser may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the five (5) most recent pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for the Properties. To assist the Purchaser in preparing the SEC Filings, Seller covenants and agrees to use commercially reasonable efforts to make available to Purchaser the following within five (5) business days prior to the expiration of the Inspection Period and any time thereafter until the first anniversary of the Closing Date: (i) access to bank statements for the Audited Years and stub periods; (ii) rent roll analysis as of the end of the Audited Years and stub periods; (iii) operating statements for the Audited Years and stub periods; (iv) access to the general ledger for the Audited Years and stub periods; (v) cash receipts schedule for each month in the Audited Years and stub periods; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub periods; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub periods and the three months thereafter; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub periods; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub periods along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Years and stub periods; (xii) copies of all agreements or summaries, to the extent such agreements are not written, of all transactions between Seller and its affiliates related to the Acquired Assets (xiii) confirmation of all cash receivables and payables for the Audit Years and the stub periods; and (xiv) all information related to financial statement footnotes. Seller also agrees to use commercially reasonable efforts to deliver or make available to Purchaser at Licensed Operator's office the foregoing requested information within five (5) business days prior to Closing, Seller acknowledges receipt of a sample audit request deliverables checklist provided by Purchaser for Seller’s review. Purchaser understands that not all of the items listed thereon may be applicable to Seller and the Facilities, but Seller agrees to use commercially reasonable efforts to deliver or otherwise make available at the Facility or at Licensed Operator's office the items listed thereon to the extent applicable and requested by Purchaser’s auditor. Notwithstanding any language to the contrary set forth herein, Purchaser agrees to engage Purchaser’s auditor at its sole cost and expense and to reimburse Seller for the fees and expenses actually charged by Seller’s auditor in assisting Purchaser’s auditor with the foregoing audit and SEC Filings (not to include the cost of Seller’s audited consolidated financial statements or other fees or expenses which Seller would have incurred regardless of the foregoing audit and SEC filing requirements). To the extent Purchaser requires audited consolidated financial statements from Seller for tax years prior to 2012, Purchaser shall be solely responsible for paying for such costs and expenses.

42.    Purchaser’s Disclosures. Seller acknowledges that Purchaser or its assignee is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Purchaser may publicly file, disclose, report or publish any and all information related to this Agreement that may be reasonably interpreted as being required by federal law or regulation.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed in multiple originals by Seller and Purchaser as of the date first above written.
SELLER:

FIVE LONG ISLAND PROPERTIES, LLC, A DELAWARE
LIMITED LIABILITY COMPANY

By: /s/ Keith C. Honig
Name: Keith C. Honig
Title: President

[Signatures continues on next page]

PURCHASER:

ISLANDIA NT-HCI, LLC,
a Delaware limited liability company

By: /s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Authorized Signatory